Exhibit 5.2

200 Bay Steet, South Tower Suite 2800 Toronto, ON M5J 2J3 647 499 2828 mintz.com

July 13, 2026

MindWalk Holdings Corp.

1600 – 925 West Georgia Street

Vancouver, BC V6C 3L2

Canada

Dear Sirs/Mesdames:

Re:	MindWalk Holdings Corp. - Registration Statement on Form F-3 dated July 13, 2026 (the “Registration Statement”)

We have acted as counsel to MindWalk Holdings Corp. (the “Issuer”) in connection with an at-the-market offering (the “Offering”) by the Issuer of such number of common shares of the Issuer (“Common Shares”) having an aggregate offering price of up to US$50 million (the “Placement Shares”) pursuant to a registration statement on Form F-3 (the “Registration Statement”), filed by the Issuer with the U.S. Securities and Exchange Commission, including a base prospectus (the “Base Prospectus”), and a prospectus supplement to the Base Prospectus (the “Prospectus Supplement”, and, together with the Base Prospectus, the “Prospectus”). The Common Shares are to be sold pursuant to a sales agreement dated November 7, 2025 (the “Sales Agreement”) between the Issuer and JonesTrading Institutional Services LLC (the “Agent”).

For the purposes of this opinion letter, we have examined and relied upon originals or copies of the following documents (collectively, the “Corporate Documents”):

(a)	a certificate of good standing issued by the British Columbia Registrar of Companies with respect to the Issuer dated July 13, 2026 (the “Certificate Good Standing”);

(b)	certificate of a senior officer of the Issuer dated July 13, 2026 (the “Officer’s Certificate”);

(c)	the Certificate of Continuation, Notice of Articles, Articles and the Certificates of Change of Name of the Issuer attached to the Officer’s Certificate; and

(d)	certain resolutions of the Issuer’s directors relating to the Offering attached to the Officer’s Certificate.

We have relied upon the Corporate Documents as to the matters provided for in them, without independent investigation, for purposes of providing our opinions expressed below. We have not conducted a review of the minute books of the Issuer.

In examining all documents and in providing our opinions below we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)

all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of the date hereof;

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MINTZ July 13, 2026 Page 2

(e)

the Certificate of Good Standing is conclusive evidence that the Issuer was continued as a company under the British Columbia Business Corporations Act, and is validly existing under the British Columbia Business Corporations Act;

(f)

all facts set forth in the certificates supplied by the respective officers and directors of the Issuer including, without limitation, the Officer’s Certificate are complete, true and accurate as of the date hereof;

(g)	no order, ruling or decision of any court or regulatory or administrative body is in effect at any relevant time that restricts the issuance of the Common Shares;

(h)	there is no foreign law that would affect the opinion expressed herein;

(i)

at the time of the execution and delivery of any documents relating to the Common Shares or the offering thereof, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties;

(j)	the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents;

(k)	the Issuer has the necessary corporate power and capacity to execute, deliver and perform its obligations under the terms and conditions of the Sales Agreement;

(l)

all necessary corporate action has been taken by the Issuer to duly authorize the execution and delivery by the Issuer of the Sales Agreement and the performance of its obligations under the terms and conditions thereof;

(m)	all necessary corporate action has been taken by the Issuer to duly authorize the terms of the offering of the Common Shares and related matters;

(n)

the Sales Agreement (i) has been duly authorized, executed and delivered by all parties thereto and such parties had the capacity to do so; (ii) constitutes a legal, valid and binding obligation of all parties thereto; (iii) is enforceable in accordance with its terms against all parties thereto; and (iv) is governed by the laws of the State of New York; and

(o)	the:

(i)	execution and delivery of the Sales Agreement and the performance by the Issuer of its obligations under the terms and conditions thereunder;

(ii)	authorization, creation, authentication, sale, delivery and issuance of the Common Shares; and

MINTZ July 13, 2026 Page 3

(iii)	terms of the offering of the Common Shares and related matters,

do not conflict with and do not result in a breach of or default under, and do not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the notice of articles or articles of the Issuer, any resolutions of the board of directors or shareholders of the Issuer, any agreement or obligation of the Issuer, or applicable law.

This opinion is being provided at the request of the Issuer. We are qualified to express opinions with respect to the laws of Ontario and the federal laws of Canada applicable therein. However, we are entitled, under the National Mobility Agreement of the Federation of Law Societies (the “National Mobility Agreement”), to provide an opinion with respect to the laws of the provinces of Canada, other than Ontario and insofar as the laws of Province of British Columbia apply to this opinion, we have provided this opinion under the National Mobility Agreement. We confirm that we have complied with terms and conditions in the National Mobility Agreement and are qualified to give such opinion as it relates to the laws of the Province of British Columbia. Other than as indicated herein, we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province of Ontario and the laws of Canada applicable therein in effect on the date hereof.

Our opinions are expressed with respect to the laws of British Columbia in effect on the date of this opinion letter. We have no responsibility or obligation to (i) update this opinion letter, (ii) take into account or inform the addressees or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressees or any other person of any other change in any matter addressed in this opinion letter. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion letter to any person other than the addressees.

Based on the above, and subject to the qualifications below, we are of the opinion that on the date hereof, the Common Shares, when issued, sold and delivered in the manner and for the consideration set forth in, and in accordance with the Sales Agreement and the Corporate Documents, upon payment of the consideration provided therein to the Issuer, will be validly issued as fully paid and non-assessable common shares in the capital of the Issuer.

We hereby consent to the use of our name under the heading “Legal Matters” in, and the filing of this opinion as an exhibit to, the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Where our opinion refers to securities to be issued as being “fully paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has or will be paid or provided and no opinion is expressed as to the adequacy of any such consideration paid or provided.

This opinion letter is solely for the benefit of the addressee and not for the benefit of any other person. It is rendered solely in connection with the Offering. It may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

Yours truly,

/s/ Mintz LLP

Mintz LLP